Exhibit 4.1

THIS AGREEMENT made the                day of                  Two Thousand And Twenty Five BETWEEN Abisco Limited whose registered office is situated at Room 607, 6th Floor, Central Building, 3 Pedder Street, Central, Hong Kong (hereinafter called “the Landlord”) of the one part and Intelligent Joy Limited whose registered office is situate at: Unit 2803 Level 28, Tower 1, Admiralty Centre, 18 Harcourt Road, Hong Kong (hereinafter called “the Tenant”) of the other part.

NOW IT IS HEREBY AGREED as follows:-

1.	The Landlord shall let and the Tenant shall take ALL THAT portion of the building erected on ALL THAT piece or parcel of ground registered in the Land Office as INLAND LOT NO. 8423 and now known as ADMIRALTY CENTRE (hereinafter called “the said building”) which said portion consists of ALL THAT office Unit No.1203C of about 1,040 square feet gross floor area on the TWELFTH FLOOR of Tower 1 of the said building as more particularly shown on the plan annexed hereto and thereon coloured pink marked (hereinafter referred to as “the said premises”) TOGETHER also with all rights easements and appurtenances thereto belonging or held and enjoyed therewith TOGETHER with the right in common with the Landlord and the tenants of the other offices and units in the said building and all others having the like right to use the lavatories, the common entrances, the entrance hall, staircases, landings, lifts and central air-conditioning service (in so far as the same are in operation) in the said building and such passages therein as are not included in any of the other offices and units in so far as the same are necessary for the proper use and enjoyment of the said premises EXCEPTING AND RESERVING onto the Landlord the right of passage and running of water electricity gas and soil through the sewers drains and channels in or under the said premises for a FIXED TERM of TWO YEARS to commence from 15th March 2025 to 14th March 2027 at a monthly rent of HONG KONG DOLLARS FORTY TWO THOUSAND SIX HUNDRED FORTY only (HK$42,640.00) EXCLUSIVE of rates and management fees per calendar month to be paid in advance without any deduction whatsoever on the 15th day of each and every month. There is a rent-free period from 15th March to 31st March 2025. The tenant has to pay all the outgoing charges during the rent-free period.

2.	THE TENANT AGREES WITH THE LANDLORD as follows:-

(a)	To pay the said rent at the times and in manner aforesaid.

(b)	To pay management fees, Government Rates and charges incurred for gas electricity air conditioning maintenance and water charges in respect of the said premises as shall from time to time be charged and to make all necessary deposits for the supply of electricity gas and water to the said premises when required PROVIDED that the Tenant shall not be required to pay any expenses or outgoings of a capital or non-recurrent nature or to make any contribution for the improvement or renewal of the said Building of which the said premises form part or any part or parts or the common parts thereof.

(c)	To maintain and keep the whole of the interior of the said premises including the decorations thereof and all the fixtures and fittings therein (if any) and the doors thereof in good and substantial repair and condition fair wear and tear to be excepted and yield the same up to the Landlord in such repair and conditions on the termination of this Agreement.

(d)	To replace all broken or damaged windows broken or damaged by the negligence of the Tenant and not owing to circumstances beyond the control of the Tenant.

(e)	To take all reasonable precautions to protect the interior of the said premises against damage by storm or typhoon or the like threat.

(f)	Not to encumber with boxes or otherwise or place or leave rubbish or any article or thing whatsoever upon any part of the said building which is not hereby exclusively let to the Tenant and to dispose of rubbish only in the place(s) specifically designated for the disposal of rubbish or garbage.

(g)	Not to injure cut or maim any of the structural walls of the said premises and not without the previous consent in writing of the Landlord which consent shall not be unreasonably withheld to make any alteration in the external appearance of the said premises.

(h)	Not to do or suffer to be done anything in or upon the said premises whereby the Policy or Policies of fire insurance upon the said premises or any part thereof may be invalidated.

(i)	Not to keep or store or cause or permit or suffer to be kept or stored any arms ammunitions gun-powder or other explosive or combustible substance contrary to the provisions of the Dangerous Goods Ordinance in the said premises or do or cause to be done or suffer or permit any act deed matter or thing whatsoever which shall amount to a breach or non-observance of the said terms and conditions under which the said premises are held by the Government of the H.K.S.A.R.

(j)	To permit the Landlord or his duly authorized agent with or without workmen upon giving reasonable prior notice in writing during normal business hours not so as to interfere with the efficient management of the Tenant’s business to enter the said premises or any part thereof in order to inspect the state of repair and decoration thereof and to give or leave notice in writing upon the said premises for the Tenant of all defects and want of repair therein found which are the Tenant’s responsibility hereunder and within one month after every such notice or such longer period as may be reasonable in the circumstances well and sufficiently to repair and make good such defects and want of repair wherein notice shall have been given or left.

(k)	Not to carry on or commit or permit to be carried on or committed on the said premises or any part thereof any offensive noxious noisome or unhealthy trade or business or manufacture or to use the said premises or any part thereof or allow the same to be used for any illegal or immoral purposes.

(1)	To use. the said premises for lawful business purposes only and to obtain from the authorities concerned all relevant licenses and permits for such usage of the said premises and to comply with and adhere to all Ordinances local regulations and bye-laws set out by the Government of Hong Kong S.A.R. in connection with such usage and to indemnify the Landlord against all fines penalties and losses resulted by any breach of such Ordinances regulations and bye-laws by the Tenant.

(m)	Not to do or permit or suffer anything in the said premises which may be or become a nuisance or annoyance to the Landlord or the tenants or occupiers of the other units of the said building.

(n)	Within seven days from the date of receipt to give to the Landlord copy of any notice order or proposal therefore in respect of the said premises given made or issued under or by virtue of any statute whether public or local or any regulation order or direction thereunder or under the bye- laws of any competent government authority.

(o)	Quietly to yield up the said premises at the expiration or sooner determination of the tenancy hereby granted.

(p)	The Tenant agrees to take up the said premises in its “as-is” condition. Upon expiration or sooner determination of the term hereby created, the said premises shall be yielded up to the Landlord with such partition, fittings, fixtures and additions in good clean and tenantable repair and condition (fair wear and tear excepted.)

(q)	To keep all internal pipes and all drains within the said premises clean and open and in good order and to keep in good order and repair all other pipes and all wires conduits fittings and apparatus within or exclusively serving the said premises and used for or in connection with the services of water gas or electricity in the said premises.

(r)	To observe and perform the negative and restrictive covenants and conditions contained in the Deed Mutual Covenant (if any) for the building and the Government Lease or other conditions upon which the said premises are held from the Government so far as much covenants and conditions are applicable to the said premises and to indemnify the Landlord against any breach of the same.

(s)	To pay all rates which is now or may hereafter be imposed in respect of the said premises for the term hereby granted.

(t)	To indemnify the Landlord fully against any breach of this Agreement.

(u)	Within the month from the expiration of the tenancy agreement hereby created to permit the Landlord together with the prospective tenant by prior appointment during normal business hours and not so as to interfere with the effective management of the Tenant’s business to enter the said premises to view the said premises.

(v)	The tenancy created under this agreement shall be personal to the Tenant named in the tenancy agreement Without in any way limiting the generality of the foregoing, the following acts and events shall, unless approved in writing by the Landlord, be deemed to be breaches of this Clause:-

(a)	In the case of a tenant which is a partnership the taking in of one or more new partners whether on the death or retirement of an existing partner or otherwise.

(b)	In the case of a tenant who is an individual (including a sole surviving partner of a partnership tenant) the death insanity or disability of that individual to the intent that no right to use possess occupy or enjoy the Premises or any part thereof shall vest in the executors administrators personal representatives next of kin trustee or committee of any such individual.

(c)	In the case of a tenant which is a corporation any take-over- reconstruction amalgamation merger voluntary liquidation or change in the person or persons who owns or own a majority of its voting shares or who otherwise has or have effective control thereof.

(d)	The giving by the Tenant of a Power of Attorney or similar authority whereby the donee of the Power obtains the right to use possess occupy or enjoy the Premises or any part thereof or does in fact use possess occupy or enjoy the same.

3.	THE LANDLORD COVENANTS WITH THE TENANT :-

(a)	So long as the Tenant shall pay the said rent and observe and perform the covenants on the part of the Tenant herein contained to permit the Tenant to peaceably hold and enjoy the said premises and to occupy the same ‘during the same term without any interruption by the Landlord or any person or persons lawfully claiming under, through or in trust for the Landlord.

(b)	To pay the Government Rent and Property Tax and those expenses of a capital or non-recurring nature attributable to or in respect of the said premises during the said term.

(c)	To allow the Tenant at any time to make and erect internal partitions of the said premises and to make alterations in the internal arrangements of the said premises provided that the Tenant shall have given the Landlord prior notice of such partitions and alterations and that the Manager of the said building shall have no objection to the same and provided further that the Landlord may request the Tenant to restore the said premises to its original state prior to such partition or alteration upon expiration of the term hereby granted.

(d)	To allow the Tenant to place and erect show boards name boards nameplates name-bills placards advertisements or other notices of any description upon the internal and external parts of the said premises provided that the Manager of the said building shall have no objection to the same and provided also that such placement and erection are not contrary to the provisions of the Deed of Mutual Covenant in respect of the said premises.

(e)	To pay or contribute towards the repair of the said building and the repair and replacement of the installations thereof in accordance with the terms of the Deed of Mutual Covenant thereof.

(f)	At the Landlord’s expenses to keep in good condition and proper repair the external parts of the said premises including but not limited to the outside sewers, drains and pipes and to do all structural repair required to be done at any time by the Government.

4.	PROVIDED ALWAYS and it is hereby expressly agreed as follows:-

(a)	If any rent or other payment or any part thereof shall remain unpaid for fifteen days or upwards after the same shall have become due (whether legally demanded or not) or if there shall be a breach of any covenant on the part of the Tenant herein contained which has not been remedied by the Tenant within 15 days after notice of the breach has been given to the Tenant by the Landlord or if the Tenant shall be adjudicated bankrupt or make any assignment or arrangement for the benefit of creditors or suffer any execution to be levied in the said premises then the Landlord may re-enter upon any part of the said premises in the name of the whole and thereupon the term hereby granted shall be determined but without prejudice to the rights of the Landlord in respect of any antecedent breach of any covenant or obligation on the part of the Tenant herein contained.

(b)	To secure the due performance of the terms and conditions herein contained the Tenant shall on or before the signing hereof pay to the Landlord by way of deposit the sum of HONG KONG DOLLARS ONE HUNDRED FIFTY THOUSAND THREE HUNDRED THIRTY SIX DOLLARS ONLY (HK$150,336.00) such amount being equal to THREE (3) months’ monthly rent and Air-conditioning and Management Charges and a quarter of Government Rates being the security deposit held by the Landlord. After the expiration or sooner determination of the tenancy and provided that the said rent hereby stipulated shall have been duly paid on the due dates and all other terms and observed by the Tenant then within the period of seven (7) days after the Tenant shall have delivered up vacant possession of the said premises to the Landlord or, as the case may be, within seven (7) days after this Agreement is terminated in accordance with sub-clause(c) hereof the Landlord shall return to the Tenant the said deposit without any interest provided always that without prejudice to any other right the Landlord may have hereunder if there shall at that time be any arrears of rental or any breach of any covenant or condition on the Tenant’s part to be observed and performed hereunder the deposit monies shall be first applied to the payment of such arrears or the making good of such breach.

(c)	If from any cause not attributable to the act or default of the Tenant the said premises shall be rendered wholly or partially unfit for occupation or inaccessible then the Landlord will allow an abatement of rent proportionate to the extent of the damage and the duration of such unfitness for occupation or inaccessibility PROVIDED THAT the Landlord shall be under no obligation to reinstate the said premises or any part thereof so damaged or destroyed but if the said premises or any such part has not been reinstated within one month of the date of occurrence of such damage or destruction either the Landlord or the Tenant shall have the right to terminate this Agreement by giving seven days’ written notice to the other.

(d)	The Landlord shall have the right without prejudice to any other right or remedy hereunder to charge interest at three per cent (3%) per annum over the best lending rate charged from time to time by the Hong Kong And Shanghai Banking Corporation Limited in respect of any rental or payments to be made to the Landlord or otherwise hereunder which shall be in arrears for more than ten days and such interest shall be calculated from the due dates of such payments.

(e)	For the purpose of this Agreement any act default or omission of the agents servants visitors or customers of the Tenant shall be deemed to be the act default or omission of the Tenant.

(f)	For the purpose of Part III of the Landlord and Tenant (Consolidation) Ordinance (Chap.7) and for the purpose of this Agreement the rent in respect of the said premises shall be deemed to be in arrears if not paid in advance at the time stipulated by paragraph 1 hereof.

(g)	Any notice required to be served under this Agreement shall be in writing and may be served on the party on whom it is to be served either personally or by leaving it with any adult at its registered office or place of business in Hong Kong or by sending it by registered post to such place and in the case of a notice to be served on the Landlord it may be served in like manner upon any agent for the Landlord duly authorized on that behalf.

(h)	The Stamp Duty on this Agreement and its Counterpart and the registration fee shall be borne by the Landlord and Tenant hereto in equal shares. Each party shall bear its own legal costs of and incidental to the preparation and completion of this Agreement.

(i)	All management fees being the sums expended for the normal maintenance of the Building and its equipment of which the said premises form part shall be apportioned to the said premises from time to time and shall be paid by the Tenant PROVIDED THAT the Tenant shall not be required to pay any expenses or outgoings of a capital or non-recurrent nature or to make any contribution for the improvement or renewal of the said building of which the said premises form part or any part or parts or the common parts thereof.

(j)	The parties hereto hereby declare that no premium or other money of the similar nature has ever been paid by the Tenant or any person or persons for and on behalf of the Tenant to the Landlord for the grant of this Tenancy.

(k)	The Landlord is fully exempted from all liability whether arising from contract tort or otherwise in relation to the user of the said premises in the event the Tenant is prohibited by any lawful authority from using the said premises in any particular manner for any particular purpose or due to the structural alteration of the said premises.

(1)	The Landlord gives no warranty that the said premises is fit to be used for any trade business or any kind of activity and the Tenant expressly agrees to do all such acts and things to obtain the relevant licences consent waiver or modification from the government authorities or the Manager of the Building but not limited to the Occupation Permit of the said premises as shall be necessary to obtain the licences for and to carry on any trade business or any kind of activity in the said premises subject to compliance by the Tenant with the covenants and conditions of this Agreement and all relevant Ordinances, regulations and bye-laws.

(m)	The Tenant shall submit the final layout plan of the said premises to the Landlord.

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AS WITNESS the hands of the parties hereto the day and year first above written.

SIGNED by for and behalf of the Landlord in the presence of :	)	For and on behalf of ABISCO LIMITED .... Authorized Signature(s)
SIGNED by its Director, LAU WAI for and on behalf of the Tenant in the presence of : Ansley Ansley.	)	For and on behalf of INTELLIGENT JOY LIMITED 慧悅公共關係顧問集團有限公司 .... Authorized Signature(s)

RECEIVED the day and year first above written of and from the Tenant the sum of Dollars One Hundred Fifty Thousand Three Hundred Thirty Six Hong Kong Currency being equal to three months' rent and Air-conditioning and Management Charges and a quarter of Government Rates being the deposit money above expressed to be paid by the Tenant to the Landlord.	) HK$150,336.00	For and on behalf of ABISCO LIMITED .... Authorized Signature(s)